June  9,  2000                                          David  R.  Palmer
Greenville,  South  Carolina                            (864)  232-8301


                    DELTA WOODSIDE ANNOUNCES RECORD DATE AND
              DISTRIBUTION DATE FOR SPIN-OFF OF APPAREL BUSINESSES

     Delta Woodside Industries, Inc. (NYSE-DLW) announced today that its Board of Directors has declared a dividend in the form of a pro rata distribution to holders of Delta Woodside common stock of all the outstanding shares of the common stock of Delta Apparel, Inc., a Georgia corporation ("Delta Apparel"), and all of the outstanding shares of the common stock of Duck Head Apparel Company, Inc., a Georgia corporation ("Duck Head"). The record date for the distribution will be June 19, 2000, and the distribution date will be June 30, 2000. In the distribution, each Delta Woodside shareholder will receive one
Delta Apparel share and one Duck Head share for every ten shares of Delta Woodside common stock owned of record on June 19, 2000 (with cash to be paid in lieu of any fractional share). Each of Delta Apparel and Duck Head is currently a wholly-owned subsidiary of Delta Woodside. The dividend will effect the previously announced plan to spin off to the Delta Woodside stockholders Delta Woodside's two apparel businesses (Delta Apparel Company and Duck Head Apparel Company) as two separate publicly-owned corporations.

     Each of Delta Apparel and Duck Head has been accepted for listing on the American Stock Exchange or AMEX. The AMEX trading symbol for Delta Apparel's common stock will be DLA. The AMEX trading symbol for Duck Head's common stock will be DHA. At this time, Delta Woodside expects that trading in shares of Delta Apparel common stock and shares of Duck Head common stock will begin on or about June 30, 2000.

     Delta Woodside expects that, beginning on June 15, 2000 (the date that is two trading days before the record date) and continuing through June 30, 2000 (the distribution date), Delta Woodside's common stock will trade with "due bills" attached. The due bills will represent the right to receive the Delta
Apparel common stock and the Duck Head common stock to be distributed with respect to the Delta Woodside common stock in the spin-off. Delta Woodside understands that the due bills will not be separately tradable from the underlying Delta Woodside common stock. Thus, if a shareholder sells Delta Woodside common stock between June 15, 2000 and June 30, 2000, the shareholder will also be selling the attached due bill and will thereby lose the right to receive the Delta Apparel common stock and Duck Head common stock represented by the due bill.

     Delta Woodside Industries, Inc., headquartered in Greenville, South Carolina, manufactures and sells a wide variety of textile and apparel products. The Company, including continuing and discontinued operations, employs about 5,000 people, operates 15 plants and 24 garment outlet stores. These facilities are located in 12 states, Costa Rica and Honduras.

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